NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Completes Successful Year of Growth
Reports Record Fiscal 2014 Earnings, Closes Alagasco Purchase

ST. LOUIS (November 25, 2014) - The Laclede Group, Inc. (NYSE: LG) (“Company” or “Laclede”) today reported operating results for its fiscal 2014 full year and fourth quarter ended September 30, 2014. Highlights include:
•Growing fiscal 2014 net economic earnings (non-GAAP) to a record $100.1 million, or $3.05 per share

•	Reporting GAAP net income of $84.6 million, or $2.35 per diluted share

•	Completing the acquisition of Alabama Gas Corporation (“Alagasco”)

•	Investing in replacement of 139 miles of distribution pipeline, double the level in 2013

“Fiscal 2014 was a record year as we continued to execute on our growth strategy. We closed on the acquisition of Alagasco in a short five-month period and continued the successful integration of Missouri Gas Energy,” said Suzanne Sitherwood, president and chief executive officer of The Laclede Group. “We further increased our investment in pipeline replacement to support organic growth and improve system reliability and safety for our customers. And we delivered record net economic earnings reflecting strong performance during one of the coldest winters on record. We begin fiscal 2015 in a strong position to continue delivering on our commitments including further growth,” she added.

FISCAL 2014 RESULTS
	Twelve Months Ended September 30,
	(Millions)		(Per Diluted Share)
	2014	2013	2014	2013
Earnings by Segment
Gas Utility	$92.8	$56.7	$2.83	$2.51
Gas Marketing	10.2	8.9	0.31	0.39
Other	(2.9)	(0.6)	(0.09)	(0.03)
Net Economic Earnings (non-GAAP)*	$100.1	$65.0	$3.05	$2.87
Acquisition-related impacts:
Costs	(17.3)	(10.8)	(0.48)	(0.42)
Increase in shares	—	—	(0.27)	(0.38)
Fair value adjustments	1.8	(1.4)	0.05	(0.05)
Net Income (GAAP)	$84.6	$52.8	$2.35	$2.02
Average Shares Outstanding (Millions)			35.9	26.0
* See “Net Economic Earnings and Reconciliation to GAAP” on page 10.

For the fiscal year ended September 30, 2014, Laclede reported an increase in consolidated net income to $84.6 million ($2.35 per diluted share) from $52.8 million ($2.02 per diluted share) for fiscal 2013. Net economic earnings (“NEE”) for 2014 were $100.1 million ($3.05 per share), up from $65.0 million ($2.87 per share) for the prior year, an increase of 6.3 percent on a per share basis. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives, as well as the impacts of the Missouri Gas Energy (“MGE”) and Alagasco acquisitions. Those impacts include acquisition-related costs, the results of operations for the month of September for Alagasco in 2014 and MGE in 2013, interest expense in the year of acquisition on long-term debt issued to finance the transactions, and the dilutive impact in the year of issuance of the approximately 10 million shares issued in both 2014 and 2013 in conjunction with the acquisitions. The increase in NEE from 2013 to 2014 was driven primarily by improved Gas Utility performance, reflecting the addition of MGE, and higher earnings in the Gas Marketing segment driven by colder weather.
Gas Utility
The Gas Utility segment includes the regulated gas distribution operations of our legacy Laclede Gas business and MGE, and for the month of September 2014, Alagasco. For the fiscal year ended September 30, 2014, the Gas Utility segment reported NEE of $92.8 million, up from $56.7 million in the prior fiscal year. Segment net income was $87.1 million, up from $56.3 million in 2013. The improvement was driven by a $222.3 million increase in operating margin (non-GAAP; see “Operating Margin and Reconciliation to GAAP” on page 11), of which $186.5 million is attributable to the addition of MGE, and $14.8 million is due to the acquisition of Alagasco. The remaining increase is largely due to increased margins from off-system and propane sales reflecting colder weather, as well as increases in Infrastructure System Replacement Surcharge (ISRS) and base rates. Other operating expenses increased by $124.9 million, of which $103.5 million is due to MGE and $14.2 million is due to Alagasco. The increase in expenses reflects the impacts of colder weather such as higher costs for bad debt, maintenance and labor. Depreciation and amortization expense increased by $34.1 million, with $29.9 million attributable to MGE and Alagasco, and the remainder reflecting capital investments.
Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources, which provides natural gas marketing services to the Midwest region. Full year fiscal 2014 NEE increased to $10.2 million from $8.9 million in the prior year, while net income increased to $12.2 million from $7.6 million. The increase in earnings was largely due to higher weather-related operating margins in the fiscal second quarter reflecting extreme cold temperatures, partially offset by the expiration of two favorable gas supply contracts during fiscal 2013 and early fiscal 2014.

QUARTERLY RESULTS
	Three Months Ended September 30,
	(Millions)		(Per Diluted Share)
	2014	2013	2014	2013
Earnings by Segment
Gas Utility	$(1.0)	$(5.6)	$(0.03)	$(0.25)
Gas Marketing	0.4	1.6	0.01	0.07
Other	(1.8)	0.1	(0.05)	0.01
Net Economic Earnings (non-GAAP)*	$(2.4)	$(3.9)	$(0.07)	$(0.17)
Acquisition-related impacts:
Costs	(11.2)	(5.5)	(0.27)	(0.17)
Increase in shares	—	—	0.01	0.05
Fair value adjustments	(1.3)	(0.2)	(0.02)	(0.01)
Net Income (GAAP)	$(14.9)	$(9.6)	$(0.35)	$(0.30)
* See “Net Economic Earnings and Reconciliation to GAAP” on page 10.

For the fourth quarter ended September 30, 2014, Laclede reported a consolidated net loss of $14.9 million ($0.35 per share), compared to a net loss of $9.6 million ($0.30 per share) for the same period last year. Net losses for the quarters reflect acquisition-related impacts, including after-tax costs of $11.2 million in 2014 and $5.5 million in 2013 that are excluded to derive NEE. Fourth quarter NEE improved to a loss of $2.4 million ($0.07 per share) from a loss of $3.9 million ($0.17 per share) a year ago. The Gas Utility segment’s earnings are seasonal in nature and generally correspond to the heating season. As a result, the segment typically reports a loss in the fiscal fourth quarter. The increase in NEE was driven by a smaller seasonal loss from Gas Utility reflecting the inclusion in 2014 of MGE’s results which are less impacted by seasonality than those of Laclede Gas. The better Gas Utility earnings were partially offset by lower operating results from Gas Marketing, and a loss in the Other segment compared to essentially breakeven in the prior-year quarter.
Gas Utility
The Gas Utility segment posted a net loss of $4.5 million for the fourth quarter of fiscal 2014, compared to a net loss of $6.0 million for the same period last year. On an NEE basis, the segment reported a quarterly loss of $1.0 million in 2014, compared to a larger loss of $5.6 million in 2013. The improvement in NEE was primarily due to a $46.6 million increase in operating margin, of which $30.3 million and $14.8 million were attributable to the addition of MGE and Alagasco, respectively. The improvement also reflects $1.7 million related to higher ISRS revenues, partially offset by a modest decline in consumption. Other operating expenses and deductions increased by $28.6 million, with $20.1 million and $14.2 million due to the inclusion of MGE and Alagasco, respectively. Depreciation and amortization increased $9.3 million, with $4.8 million due to MGE and $3.9 million related to Alagasco.
Gas Marketing
Fourth quarter NEE was $0.4 million, down from $1.6 million in the prior year period, while Gas Marketing reported a net loss of $0.7 million compared to net income of $1.5 million in the fourth quarter of 2013. Results for Gas Marketing are largely driven by opportunities created by price volatility and basis differentials (pricing differences between supply regions). Operating margin for the fourth quarter declined by $3.6 million reflecting lower sales margins, due to market conditions and the expiration of a favorable gas supply contract, partially offset by slightly higher volumes.

ACQUISITION-RELATED COSTS
The after-tax impact of acquisition-related costs (primarily for the evaluation and negotiation of transactions and net one-time integration costs) is excluded from GAAP results for NEE purposes. See reconciliation on page 10.
Missouri Gas Energy
Since closing the acquisition in late fiscal 2013, the Company has incurred costs for the integration of MGE. Those costs totaled $5.6 million for the full year 2014 and $1.0 million in the fiscal fourth quarter. Under the regulatory order approving the MGE acquisition, Laclede Gas defers for future rate recovery 50 percent of these costs, resulting in a deferral of $2.8 million for the full year and $0.5 million for the fourth quarter. The after-tax impacts of the net one-time integration costs were $1.7 million and $0.3 million, respectively. For fiscal 2013, MGE integration costs occurred in the fourth quarter only and totaled $3.4 million ($1.7 million after deferral and $1.0 million after tax).
For fiscal 2013, total acquisition-related costs were $17.4 million ($10.8 million after tax, or $0.42 per share) for the full year and $8.9 million ($5.5 million after tax, or $0.17 per share) in the fourth quarter.
Alagasco
Laclede closed on the acquisition of Alagasco on September 2, 2014, with an effective date of August 31, 2014. In fiscal 2014, the Company incurred transaction costs for Alagasco totaling $15.5 million ($9.9 million after tax) for the full year and $9.8 million ($6.2 million after tax) in the fourth quarter. The Company incurred total transaction-related costs of $19.0 million, including interest costs associated with the long-term debt issued to finance the acquisition.

REGULATORY UPDATE
Effective October 18, 2014, the Missouri Public Service Commission (MoPSC) approved an ISRS increase for Laclede Gas of $2.8 million annually, covering additional investments in its distribution system since the ISRS was established effective April 12, 2014. As a result, authorized annual recoveries under the ISRS for Laclede Gas now stand at $9.8 million.
Also effective October 18, 2014, the MoPSC approved the establishment of a new ISRS of $2.0 million annually for MGE. The ISRS for MGE had been reset to zero with the settlement of its rate case effective May 1, 2014.

BALANCE SHEETS AND CASH FLOWS
The balance sheet for Laclede as of September 30, 2014 reflects the acquisition of Alagasco’s assets effective August 31, 2014, including the allocation of the $1.60 billion purchase price to tangible and intangible assets and the assumption of certain liabilities. Laclede maintains a strong capital structure with ample liquidity and access to short term borrowing to meet its anticipated ongoing capital needs. The change in the Company’s capitalization reflects the combined effect of the Company’s issuance of both equity and debt in each of the last two fiscal years to fund the acquisitions of MGE and Alagasco. Short-term borrowings outstanding at September 30, 2014 under new or recently-extended credit facilities were $287.1 million compared to $74.0 million at the end of fiscal 2013.
The net cash provided by operating activities was $122.6 million in 2014, down from $163.9 million in the prior year. The decrease is primarily due to the inclusion of MGE gas cost under the Purchased Gas Adjustment Clause for a full year in 2014, the cash paid on interest rate swaps and the change in accounts payable as well as other working capital. These increases were partially offset by the increase in net income reflecting the addition of MGE and colder weather, and higher depreciation and amortization also reflecting the inclusion of MGE.
Capital expenditures for 2014 increased to $171.0 million, including $7.7 million for Alagasco, from $130.8 million in the prior year. The increase was driven by a higher level of planned investment in ongoing accelerated distribution pipeline replacement at Laclede Gas and MGE, which totaled 139 miles up from 68 miles in 2013.
For additional details on Laclede’s results for the fourth quarter and full year of fiscal 2014, please see the accompanying unaudited Statements of Consolidated Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Statements of Consolidated Cash Flows.

OUTLOOK
The Company reaffirms its long-term NEE per share growth target of between 4 percent and 6 percent first introduced earlier in 2014. It also anticipates that growth in fiscal 2015 and 2016 will be above that target range after excluding the 2014 weather benefit of $0.17 per share recognized by the Gas Marketing segment.
With the addition of Alagasco, the earnings mix and seasonality is anticipated to change in 2015. Combined with the higher share count and the anticipated accretion from Alagasco, the Gas Utility segment is anticipated to grow from approximately 93 percent of total NEE per share to approximately 98 percent.
The Company’s earnings are also anticipated to become more concentrated in the heating season, reflecting Alagasco’s rate design. The percentage of full-year NEE per share earned in each quarter for fiscal 2014 actual (excluding weather benefit) and fiscal 2015 anticipated, are as follows:

Fiscal Quarter	2014	2015
First	38%	34% - 36%
Second	50%	69% - 71%
Third	15%	4% - 6%
Fourth	(3%)	(9% - 11%)
With the addition of Alagasco and the continued ramp-up of pipeline replacement in Missouri, capital expenditures for 2015 are anticipated to be approximately $300 million on a consolidated basis. Given the supportive regulatory environment in both Missouri and Alabama, the Company anticipates maintaining this level of investment over at least the next five years, or investments of roughly $1.5 billion.
CONFERENCE CALL AND WEBCAST
As previously announced, Laclede will host a conference call and webcast today to discuss its fourth quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Tuesday, November 25
9 a.m. CST (10 a.m. EST)

Phone Numbers:	U.S. and Canada:	1-855-590-6721
	International:	1-619-377-4221

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 11 a.m. CST (Noon EST) on November 26 through December 31 by dialing 1-855-590-6721 (U.S. and Canada) or 1-619-377-4221 (International). The Conference ID is 33716590. The webcast will be available for replay beginning November 26, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP
The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company whose primary business is the safe and reliable delivery of natural gas service to more than 1.56 million residential, commercial and industrial customers across Missouri and Alabama. Its Gas Utility segment consists of three natural gas utilities: Laclede Gas Company (serving St. Louis and eastern Missouri), Missouri Gas Energy (serving Kansas City and western Missouri) and Alabama Gas Corporation (serving 186 cities and Alabama communities including Birmingham and Montgomery). Laclede’s non-utility businesses include Laclede Energy Resources, Inc., providing non-regulated natural gas services, and Spire which provides compressed natural gas (CNG) fueling solutions for transportation fleets. Laclede Group is committed to pursuing growth through 1) investing in infrastructure; 2) organically growing its existing businesses; 3) acquiring businesses to which the Company can apply its operating model and natural gas industry expertise, and 4) developing and investing in CNG fueling and other technologies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the acquisition and integration of MGE and Alagasco. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2014, filed later today with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” and “net economic earnings per share,” and “operating margins.” Management also uses these non-GAAP measures internally when evaluating the Company's performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including one-time costs related to the integration of MGE and costs related to the acquisition of Alagasco. Net economic earnings also exclude operating results for September, the last month of the fiscal year and the month in which the acquisitions were effective, for MGE in 2013 and Alagasco in 2014. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. In calculating net economic earnings per share, management excludes from the weighted average number of shares the impact in each respective fiscal year of the equity issuances completed in May 2013 and June 2014 to support the financing of the acquisition of MGE and Alagasco, respectively. Management believes that these presentations provide a useful representation of operating performance by facilitating comparisons of year-over-year results. Operating margin adjusts operating income to include only those costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income or net income.

STATEMENTS OF CONSOLIDATED INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
($ Millions, Except Per Share Amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013

OPERATING REVENUES:
Gas Utility	$179.0	$111.5	$1,462.6	$847.2
Gas Marketing and Other	43.3	35.6	164.6	169.8
Total Operating Revenues	222.3	147.1	1,627.2	1,017.0
OPERATING EXPENSES:
Gas Utility
Natural and propane gas	35.3	23.3	731.7	433.4
Other operation and maintenance expenses	80.5	57.1	287.8	180.3
Depreciation and amortization	23.9	14.5	82.4	48.3
Taxes, other than income taxes	19.4	10.5	112.0	60.1
Total Gas Utility Operating Expenses	159.1	105.4	1,213.9	722.1
Gas Marketing and Other	71.6	51.4	246.9	198.4
Total Operating Expenses	230.7	156.8	1,460.8	920.5
Operating Income	(8.4)	(9.7)	166.4	96.5
Other Income and (Income Deductions) - Net	(2.3)	0.4	(3.3)	2.5
Interest Charges:
Interest on long-term debt	12.4	8.1	39.3	25.5
Other interest charges	2.6	0.9	6.9	3.1
Total Interest Charges	15.0	9.0	46.2	28.6
Income Before Income Taxes	(25.7)	(18.3)	116.9	70.4
Income Tax (Benefit) Expense	(10.8)	(8.7)	32.3	17.6
Net Income	$(14.9)	$(9.6)	$84.6	$52.8

Weighted Average Number of Common Shares Outstanding:
Basic	43.0	32.5	35.8	25.9
Diluted	43.1	32.5	35.9	26.0

Basic Earnings Per Share of Common Stock	$(0.35)	$(0.30)	$2.36	$2.03
Diluted Earnings Per Share of Common Stock	$(0.35)	$(0.30)	$2.35	$2.02
Dividends Declared Per Share of Common Stock	$0.440	$0.425	$1.760	$1.700

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
($ Millions)

	September 30,	September 30,
	2014	2013
ASSETS
Utility Plant	$3,928.3	$2,271.2
Less: Accumulated depreciation and amortization	1,168.6	494.6
Net Utility Plant	2,759.7	1,776.6

Other Property and Investments	1,007.0	313.1

Current Assets:
Cash and cash equivalents	16.1	53.0
Accounts receivable (net of allowance for doubtful accounts)	216.8	171.3
Inventories	270.2	199.1
Other	101.8	52.5
Total Current Assets	604.9	475.9

Regulatory assets and other deferred charges	702.4	559.8
Total Assets	$5,074.0	$3,125.4

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,072.6	$627.0
Retained earnings	437.5	420.1
Accumulated other comprehensive income (loss)	(1.7)	(0.8)
Total Common Stock Equity	1,508.4	1,046.3
Long-term debt	1,851.0	912.7
Total Capitalization	3,359.4	1,959.0

Current Liabilities:
Notes payable	287.1	74.0
Accounts payable	176.7	140.2
Advance customer billings	32.2	23.7
Accrued liabilities and other	286.8	115.3
Total Current Liabilities	782.8	353.2

Deferred Credits and Other Liabilities:
Deferred income taxes	383.8	379.1
Pension and postretirement benefit costs	244.9	228.6
Regulatory liabilities	126.1	82.6
Asset retirement obligations and other	177.0	122.9
Total Deferred Credits and Other Liabilities	931.8	813.2
Total Capitalization and Liabilities	$5,074.0	$3,125.4

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
($ Millions)

	Twelve Months Ended September 30,
	2014	2013
Operating Activities:
Net Income	$84.6	$52.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	83.3	49.3
Deferred income taxes and investment tax credits	31.4	22.0
Other – net	5.4	1.0
Changes in assets and liabilities	(82.1)	38.8
Net cash provided by operating activities	122.6	163.9

Investing Activities:
Capital expenditures	(171.0)	(130.8)
Other investments	3.7	(2.5)
Acquisition of Alagasco	(1,305.2)	—
Acquisition of MGE, net	34.9	(975.0)
Net cash used in investing activities	(1,437.6)	(1,108.3)

Financing Activities:
Issuance of long-term debt	768.8	550.0
Maturity of first mortgage bonds	—	(25.0)
Notes Payable Issued	—	25.0
Issuance (Repayment) of short-term debt – net	198.1	33.9
Issuance (Repayment) of long-term debt – net	(80.0)	—
Issuance of common stock	460.0	431.7
Dividends paid	(61.9)	(42.5)
Other	(6.9)	(3.2)
Net cash provided by (used in) financing activities	1,278.1	969.9

Net Increase (Decrease) in Cash and Cash Equivalents	(36.9)	25.5
Cash and Cash Equivalents at Beginning of Period	53.0	27.5
Cash and Cash Equivalents at End of Period	$16.1	$53.0

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
($ Millions, except per share amounts)

	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)
Three Months Ended September 30, 2014
Net Income (Loss) (GAAP)	$(4.5)	$(0.7)	$(9.7)	$(14.9)	$(0.35)
Unrealized (gain) loss on energy-related derivatives (1)	0.2	1.2	—	1.4	0.02
Lower of cost or market inventory adjustments (1)	—	—	—	—	—
Realized (gain) on economic hedges prior to the sale of the physical commodity	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities (1)	$3.3	$—	$7.9	11.2	0.27
Weighted Average Shares Adjustment (2)					(0.01)
Net Economic Earnings (Losses) (Non-GAAP)	$(1.0)	$0.4	$(1.8)	$(2.4)	$(0.07)
Diluted EPS (GAAP)	$(0.10)	$(0.02)	$(0.23)	$(0.35)
Net Economic EPS (Non-GAAP) (2)	$(0.03)	$0.01	$(0.05)	$(0.07)

Three Months Ended September 30, 2013
Net Income (Loss) (GAAP)	$(6.0)	$1.5	$(5.1)	$(9.6)	$(0.30)
Unrealized (gain) loss on energy-related derivatives (1)	0.1	(0.2)	—	(0.1)	—
Lower of cost or market inventory adjustments (1)	—	0.3	—	0.3	0.01
Acquisition, divestiture and restructuring activities (1)	0.3	—	5.2	5.5	0.17
Weighted Average Shares Adjustment (2)					(0.05)
Net Economic Earnings (Losses) (Non-GAAP)	$(5.6)	$1.6	$0.1	$(3.9)	$(0.17)
Diluted EPS (GAAP)	$(0.19)	$0.04	$(0.15)	$(0.30)
Net Economic EPS (Non-GAAP) (2)	$(0.25)	$0.07	$0.01	$(0.17)

Twelve Months Ended September 30, 2014
Net Income (Loss) (GAAP)	$87.1	$12.2	$(14.7)	$84.6	$2.35
Unrealized (gain) loss on energy-related derivatives (1)	0.2	(1.1)	—	(0.9)	(0.02)
Lower of cost or market inventory adjustments (1)	—	(0.7)	—	(0.7)	(0.02)
Realized (gain) on economic hedges prior to the sale of the physical commodity	—	(0.2)	—	(0.2)	(0.01)
Acquisition, divestiture and restructuring activities (1)	5.5	—	11.8	17.3	0.48
Weighted Average Shares Adjustment (2)					0.27
Net Economic Earnings (Losses) (Non-GAAP)	$92.8	$10.2	$(2.9)	$100.1	$3.05
Diluted EPS (GAAP)	$2.42	$0.34	$(0.41)	$2.35
Net Economic EPS (Non-GAAP) (2)	$2.83	$0.31	$(0.09)	$3.05

Twelve Months Ended September 30, 2013
Net Income (Loss) (GAAP)	$56.3	$7.6	$(11.1)	$52.8	$2.02
Unrealized loss on energy-related derivatives (1)	0.1	0.4	—	0.5	0.02
Lower of cost or market inventory adjustment (1)	—	0.9	—	0.9	0.03
Acquisition, divestiture and restructuring activities (1)	0.3	—	10.5	10.8	0.42
Weighted Average Share Adjustment (2)					0.38
Net Economic Earnings (Losses) (Non-GAAP)	$56.7	$8.9	$(0.6)	$65.0	$2.87
Diluted EPS (GAAP)	$2.16	$0.29	$(0.43)	$2.02
Net Economic EPS (Non-GAAP) (2)	$2.51	$0.39	$(0.03)	$2.87
(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation. Also, net economic earnings exclude the impact of the June 2014 and May 2013 equity offering to fund the acquisition of MGE and Alagasco. The weighted average diluted shares used in the net economic earnings per share calculation for the quarters ended September 30, 2014 and 2013 were 32.7 and 22.5 compared to 43.1 and 32.5 in the GAAP EPS calculation, respectively. The weighted average diluted shares used in the net economic earnings per share calculation for the twelve months ended September 30, 2014 and 2013 were 32.7 and 22.5 compared to 35.9 and 26.0 in the GAAP EPS calculation, respectively.
Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING MARGIN AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
($ Millions)

	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended September 30, 2014
Operating Revenues	$179.7	$58.4	$1.2	$(17.0)	$222.3
Natural and propane gas expense	52.1	57.8	—	(16.9)	93.0
Gross receipts tax expense	8.7	—	—	—	8.7
Operating margin (non-GAAP)	118.9	0.6	1.2	(0.1)	120.6
Depreciation and amortization	23.9	0.1	0.2	—	24.2
Other operating expenses	91.4	1.7	11.8	(0.1)	104.8
Operating income (GAAP)	$3.6	$(1.2)	$(10.8)	$—	$(8.4)

Three Months Ended September 30, 2013
Operating revenues	$111.6	$45.5	$0.8	$(10.8)	$147.1
Natural and propane gas expense	33.8	41.3	0.1	(10.6)	64.6
Gross receipts tax expense	5.5	—	—	—	5.5
Operating margin (non-GAAP)	72.3	4.2	0.7	(0.2)	77.0
Depreciation and amortization	14.6	—	—	—	14.6
Other operating expenses	62.8	1.3	8.2	(0.2)	72.1
Operating income (GAAP)	$(5.1)	$2.9	$(7.5)	$—	$(9.7)

Twelve Months Ended September 30, 2014
Operating revenues	$1,467.8	$246.6	$3.8	$(91.0)	$1,627.2
Natural and propane gas expense	821.8	220.4	—	(90.2)	952.0
Gross receipts tax expense	75.2	0.2	—	—	75.4
Operating margin (non-GAAP)	570.8	26.0	3.8	(0.8)	599.8
Depreciation and amortization	82.4	0.4	0.5	—	83.3
Other operating expenses	325.5	5.4	20.0	(0.8)	350.1
Operating income (GAAP)	$162.9	$20.2	$(16.7)	$—	$166.4

Twelve Months Ended September 30, 2013
Operating revenues	$857.8	$189.4	$6.2	$(36.4)	$1,017.0
Natural and propane gas expense	469.1	171.6	1.3	(35.7)	606.3
Gross receipts tax expense	40.2	0.1	—	—	40.3
Operating margin (non-GAAP)	348.5	17.7	4.9	(0.7)	370.4
Depreciation and amortization	48.3	0.3	0.7	—	49.3
Other operating expenses	200.6	4.6	20.1	(0.7)	224.6
Operating income (GAAP)	$99.6	$12.8	$(15.9)	$—	$96.5